Bradley Pharmaceuticals, Inc. was founded in 1985 as a specialty pharmaceutical company and markets to niche physician specialties in the U.S. and 38 international markets. Bradley’s success is based upon strategically expanding from an Acquire, Enhance and Grow to an In-License, Develop and Bring to Market business model: In-license phase II and phase III drugs with long-term intellectual property protection; Develop these products and submit completed clinical studies to the FDA for NDA approvals and commercialization; Bring to Market these patent-protected brands to fill unmet needs and leverage Bradley’s marketing and sales expertise to increase shareholder value. Bradley Pharmaceuticals is comprised of Doak Dermatologics, specializing in therapies for dermatology and podiatry; Kenwood Therapeutics, providing gastroenterology, OBGYN, respiratory and other internal medicine brands; and A. Aarons, which markets authorized generic versions of Doak and Kenwood therapies.

Important announcement:

Bradley Pharmaceuticals will present at the Wachovia Securities Small and Mid-Cap Healthcare Conference, January 30, 2007, at 8:30 AM at the Langham Hotel in the Timberlay Room, Boston MA.

Bradley Pharmaceuticals will present at the Roth Capital Partners 19th Annual OC Conference, February 21, 2007, at 12 noon at the Ritz Carlton Laguna Niguel, CA .

Bradley Pharmaceuticals will present at the Raymond James & Associates 28th Annual Institutional Investors Conference, to be held at the Hyatt Regency Grand Cypress in Orlando, FL, March 4-7, 2007.

For Immediate Release	Contact:	Anthony Griffo Investor Relations Bradley Pharmaceuticals, Inc. 973-882-1505, ext. 313

BRADLEY PHARMACEUTICALS ANNOUNCES APPOINTMENT
OF DR. LEONARD S. JACOB AS NON-EXECUTIVE CHAIR

Fairfield, NJ. – January 10, 2007 – Bradley Pharmaceuticals, Inc. (NYSE: BDY) announced today that the Board of Directors has elected Leonard S. Jacob, M.D., Ph.D., as its non-executive Chairman of the Board, separating the positions of Chairman of the Board and CEO. Dr. Jacob joined the Bradley Board in February 2006 and had been Chairman of Bradley’s Nominating and Corporate Governance Committee. Daniel Glassman will continue to lead the Company as its CEO and President and also will continue to serve as a member of the Board.

Dr. Jacob said, “I am honored by the confidence Bradley’s Board has placed in me. The entire Board and I are united in support of Dan Glassman’s management, leadership and strategic vision for the Company. We all believe that this change demonstrates Bradley’s continuing commitment to strengthen the Company’s corporate governance.”

Bradley founder, President and CEO Daniel Glassman stated, “Over the past year, Bradley management and Dr. Jacob have worked closely together. Dr. Jacob has come to know Bradley and has played a major role in supporting our initiatives to enhance long-term shareholder value. I look forward to working with Dr. Jacob and the entire Board.”

About Dr. Jacob

Leonard S. Jacob, M.D., Ph.D., founded InKine Pharmaceutical Company, Inc. in 1997 and served as Chairman and CEO from its founding until the company was acquired by Salix Pharmaceuticals in September 2005. In 1989, Dr. Jacob co-founded Magainin Pharmaceuticals and served as its Chief Operating Officer until 1996. From 1980 to 1989, Dr. Jacob served in a variety of executive roles, including Worldwide Vice President of SmithKline & French Labs (now Glaxo-SmithKline), and as a member of their Corporate Management Committee. Dr. Jacob currently serves as Chairman of Life Science Advisors, a consulting group to the healthcare industry, and on the Board of Directors for the Colon Cancer Alliance and the Board of Overseers for Temple University School of Medicine. Dr. Jacob also serves on the Board of Glyconix Corp., a private drug delivery company, and, until its sale in January 2007, Dr. Jacob served on the Board of MacroMed, Inc., a private drug delivery company. In addition, Dr. Jacob is a founding Director of the Jacob Internet Fund, a publicly traded mutual fund.

Please visit Bradley Pharmaceuticals web site at: www.bradpharm.com

Bradley Pharmaceuticals common stock is listed on the NYSE under the symbol BDY.

Safe Harbor for Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements that address activities, events or developments that Bradley expects, believes or anticipates will or may occur in the future, such as sales and earnings estimates, other predictions of financial performance, timing of payments on indebtedness, launches by Bradley of new products, market acceptance of Bradley’s products, timing and repurchases of shares of common stock, and the achievement of initiatives to enhance corporate governance and long-term shareholder value. Forward-looking statements are based on Bradley’s experience and perception of current conditions, trends, expected future developments and other factors it believes are appropriate under the circumstances and are subject to numerous risks and uncertainties, many of which are beyond Bradley’s control. These risks and uncertainties include Bradley’s ability to: successfully acquire, develop, integrate or sell new products, including Veregen(TM) (f/k/a Polyphenon® E Ointment), Elestrin(TM) and the products incorporating the delivery systems to be developed by Polymer Science; estimate sales; comply with the restrictive covenants under its credit facility; refinance its credit facility, if necessary; access the capital markets on attractive terms or at all; favorably resolve the pending SEC informal inquiry and file required financial statements with the SEC in a timely manner; remediate its material weaknesses in its internal controls; maintain sales of its products; or effectively react to other risks and uncertainties described from time to time in Bradley’s SEC filings, such as fluctuation of quarterly financial results, estimation of product returns, chargebacks, rebates and allowances, concentration of customers, reliance on third party manufacturers and suppliers, litigation or other proceedings (including the pending class action and shareholder derivative lawsuits), government regulation, stock price volatility and ability to achieve strategic initiatives to enhance long-term shareholder value. Further, Bradley cannot accurately predict the impact on its business of the approval, introduction, or expansion by competitors of generic or therapeutically equivalent or comparable versions of Bradley’s products or of any other competing products. In addition, actual results may differ materially from those projected. Bradley undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.